FORM 3                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C.  20549

                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
                                             OF SECURITIES

                                 Filed pursuant to Section 16(a) of the
                             Securities Exchange Act of 1934, Section 17(a)
                              of the Public Utility Holding Company Act of
                            1935 or Section 30(f) of the Investment Company
                                              Act of 1940

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

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
1. Name and Address of            2. Date of Event Requiring        4.Issuer Name and Ticker or
   Reporting Person*                 Statement (Month/Day/Year)       Trading Symbol

DeSoto    Jordan                     08/19/1999
                                                                    Arguss Holdings, Inc.
(Last)    (First)     (Middle)                                             (ARGX)

 One Church Street - Suite 302    3. IRS Identifi-        5. Relationship of Reporting
________________________________     cation Number           Person(s) to Issuer
            (Street)                 of Reporting            (Check all applicable)
                                     Person, if an         X  Director        __ 10% Owner
                                     Entity (Voluntary)    __ Officer (give   __ Other (specif
 Rockville  MD             20850                                      title            below)
________________________________                                       below)
(City     (State)          (Zip)                            __________________________________

                                                        6. If         7. Individual or Joint/Group
                                                           Amendment,    Filing
                                                           Date of       (Check Applicable Line)
                                                           Original     X Form filed by One Reporting
                                                           (Month/        Person
                                                           Day/       ____Form filed by More than One
                                                           Year)          Reporting Person

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             Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security      2. Amount      3. Owner-       4. Nature
   (Instr. 4)                of             ship            of
                             Securities     Form:           Indirect
                             Benefi-        Direct (D)      Beneficial
                             cially         or Indi-        Ownership
                             Owned          rect (I)        (Instr. 4)
                             (Instr. 4)     (Instr. 5)








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* If the Form is filed by more than one Reporting Person, see
  Instruction 5(b)(v).

Reminder:  Report on a separate line for each class of
           securities beneficially owned directly or indirectly.

                                     (Over)

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FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of   2. Date        3.  Title          4.  Con-       5. Own-         6. Na-
 Derivative      Exercis-        and Amount         version       ership          ture of
 Security        able and        of Underlying      or            Form of         Indi-
 (Instr. 4)      Expiration      Derivative         Exer-         Deriva-         rect Ben-
                 Date            Security           cise          tive Se-        eficial
                 (Month/Day/     (Instr. 4)         Price         curity:         Owner-
                  Year)                             of De-        Direct          ship
                                                    rivative      (D) or          (Instr. 5)
                                                    Security      Indirect (I)
                                                                  (Instr.5)

                 ____________    ______________
                 Date   Expi-    Title   Amount
                 Exer-  ra-              or
                 cis-   tion             Number
                 able   Date             of
                                         Shares

 Options to      8/19   8/19     Common  10,000     $15.75           (D)
 purchase        2000   2004     Stock
 Common
 Stock


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Explanation of Responses:







** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    /s/DeSoto Jordan                          9/9/99
                                                                         ------------------------------------------  -------------
                                                                                 DeSoto Jordan
                                                                             ** Signature of Reporting Person             Date

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Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, SEE Instruction 6 for procedure.

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